Exhibit 99.1

For Immediate Release

APTEVO THERAPEUTICS REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

Achieves Record IXINITY® Net Revenue with 94% Increase in

Year-Over-Year Quarterly Revenue

Publishes and Presents New Data on Multiple ADAPTIR™ Bispecific Candidates

Showing Robust Immune System Engagement and T-cell Activation

Advances APVO436 Toward Clinical Development for Treatment of AML;

On Track to Commence Patient Dosing in Q4 2018

SEATTLE, WA – August 9, 2018 -- Aptevo Therapeutics Inc. (Nasdaq: APVO), a biotechnology company focused on developing novel oncology and hematology therapeutics, today provided a business review and reported its financial results for the second quarter ended June 30, 2018.

“We are very gratified with IXINITY’s sales performance,” said Marvin L. White, President and Chief Executive Officer.  “In the first and second quarters of 2018 we achieved record net revenues for IXINITY demonstrating a 93% and 94% increase, respectively, in year-over-year quarterly IXINITY revenue. We are pleased with the acceptance of IXINITY in the marketplace. Our messages and value proposition appear to be resonating well with the Hemophilia B community and we are actively continuing our efforts to onboard new patients on IXINITY therapy.”

“I am especially impressed with the progress we continue to make advancing our ADAPTIR bispecific candidates.  During the second quarter we filed an investigational new drug (IND) application for APVO436 and are on track to commence patient dosing in the fourth quarter of 2018 in a Phase 1 clinical study of APVO436 in acute myeloid leukemia (AML).  The accumulating preclinical data for APVO436 are increasingly compelling, and suggest that APVO436 has best-in-class potential among CD123-targeting bispecific molecules.  New preclinical data presented by Aptevo scientists at this year’s American Association for Cancer Research Annual Meeting demonstrated APVO436’s ability to stimulate potent T-cell directed tumor killing, importantly, with reduced cytokine production compared to an Aptevo-generated version of a competitor bispecific molecule. We are very encouraged by these data and look forward to commencing clinical evaluation of APVO436 later this year.”

“Also during the second quarter, new preclinical data on our autoimmune bispecific candidate, APVO210, were published in Frontiers in Immunology supporting targeted cytokine delivery as a novel therapeutic approach for inflammatory and autoimmune diseases and showing how APVO210 has a unique mechanism of action, retaining the immunosuppressive function of the cytokine IL-10, without its undesired immunostimulatory properties – a key advantage with this molecule.  We anticipate beginning a Phase 1 clinical trial of APVO210 in the first quarter of 2019.”

“Having addressed the major industry challenges associated with bispecific antibodies, including stability, manufacturability and half-life, Aptevo’s next generation ADAPTIR bispecific platform is at the forefront of this exciting new field of immunotherapies and we look forward to advancing APVO436 and APVO210 into clinical development,” concluded Mr. White.

Second Quarter 2018 Highlights

•	Achieved record quarterly IXINITY net revenue with second quarter 2018 IXINITY revenue increasing 94% from the same period in 2017
•	Expanded the patient base for IXINITY, bringing additional new Hemophilia B patients onto IXINITY therapy during the quarter
•

Continued enrollment in a Phase 2, two-part, open-label, proof-of-concept clinical study of otlertuzumab in patients with relapsed or refractory peripheral T-cell lymphoma to evaluate the safety and efficacy of otlertuzumab in combination with bendamustine; top-line preliminary data readout anticipated at the end of the year

•

Continued enrollment in a dose escalation Phase 1 clinical study of APVO414, a novel bispecific antibody being developed for the treatment of metastatic castration-resistant prostate cancer; top-line preliminary data readout anticipated at the end of the year

•

Presented comprehensive new preclinical data for APVO436 at the American Association for Cancer Research (AACR) Annual Meeting demonstrating potent T cell-directed tumor killing with reduced cytokine release in preclinical studies compared to an Aptevo-generated competitor bispecific construct

•

Filed an IND application with the U.S. Food and Drug Administration for APVO436; commenced site activation for the Phase 1 clinical trial; anticipate patient dosing will commence in the fourth quarter of 2018

•

Published comprehensive preclinical data in the journal, Frontiers in Immunology, showing that APVO210 has a unique mechanism of action for delivering the cytokine, IL-10, which can generate antigen specific T-regulatory cells, and suppress inflammation and immune activation without stimulating pro-inflammatory cytokines

•	Continued preparations to begin a Phase 1 clinical study of APVO210 in the first quarter of 2019
•

Presented new preclinical data for ALG.APV-527 at prominent industry conferences showing that it has the potential to selectively activate and enhance tumor-specific T cell responses at the tumor site without triggering systemic immune activation, supporting the advantages of this novel pathway for tumor immunotherapy

Second Quarter 2018 Financial Results

Cash Position:  Aptevo had cash, cash equivalents, and short-term investments as of June 30, 2018 totaling $57.6 million.

IXINITY Revenue:  Product sales of IXINITY increased by $3.3 million, or 94%, to $6.8 million for the three months ended June 30, 2018, compared to $3.5 million for the same period in 2017.  The increase was related to the expansion of Aptevo’s distribution channel and continuing expansion of the Hemophilia B patient base for IXINITY.

Cost of Product Sales:  Cost of product sales decreased by 15% to $2.5 million for the three months ended June 30, 2018, compared to $3.0 million for the three months ended June 30, 2017.  This decrease was primarily due to the sale of IXINITY inventory received without any cash costs being incurred due to product being received in settlement against outstanding inventory credit.

Research and Development Expenses:  Research and development expenses increased by $2.9 million, to $9.7 million for the three months ended June 30, 2018, compared to $6.8 million for the corresponding period in 2017.  The increase was primarily attributable to increased expenses related to manufacturing and clinical start-up costs for APVO210 and APVO436, as well as ongoing research and discovery efforts as Aptevo continued to evaluate new preclinical ADAPTIR bispecific candidates.

Selling, General and Administrative Expenses:  Selling, general and administrative expenses decreased by $1.4 million, or 17%, to $7.0 million for the three months ended June 30, 2018, compared to $8.4 million for the same period in 2017.  The decrease in SG&A expenses in the second quarter of 2018 was primarily due to reduced personnel and professional services costs.

Net Loss:  Aptevo’s net loss for the three months ended June 30, 2018 was $13.1 million or ($0.58) per share, compared to $11.2 million or ($0.53) per share for the corresponding period in 2017.  The change in net loss year-over-year is primarily due to approximately $3.0 million in income from discontinued operations recorded in the second quarter of 2017 and related to the sale of Aptevo’s hyperimmune business.

Financial Statements Follow

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts, unaudited)

ASSETS
Current assets:	June 30, 2018	December 31, 2017
Cash and cash equivalents	$7,228	$7,095
Short-term investments	37,503	73,688
Accounts receivable	6,145	2,141
Inventories	2,970	1,028
Prepaid expenses	4,863	4,022
Other current assets	7,138	6,710
Restricted cash	400	400
Total current assets	66,247	95,084
Restricted cash, net of current portion	12,447	10,000
Property and equipment, net	5,638	5,843
Intangible assets, net	5,665	6,080
Total assets	$89,997	$117,007
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$9,535	$7,350
Accrued compensation	2,685	4,626
Sales rebates and discounts payable	953	623
Current portion of long-term debt	4,167	3,333
Other short-term liabilities	762	2,578
Total current liabilities	18,102	18,510
Long-term debt, net	15,400	15,728
Other liabilities	465	734
Total liabilities	33,967	34,972

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 22,667,873 and 21,605,716 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	23	22
Additional paid-in capital	156,760	155,837
Accumulated other comprehensive loss	(36)	(105)
Accumulated deficit	(100,717)	(73,719)
Total stockholders' equity	56,030	82,035
Total liabilities and stockholders' equity	$89,997	$117,007

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Product sales	$6,826	$3,512	$10,897	$5,626
Collaborations	—	14	—	42
Total revenues	6,826	3,526	10,897	5,668
Costs and expenses:
Cost of product sales	2,534	2,968	4,315	1,241
Research and development	9,713	6,787	17,912	12,660
Selling, general and administrative	7,023	8,420	14,616	18,547
Loss from operations	(12,444)	(14,649)	(25,946)	(26,780)
Other expense from continuing operations	(711)	(514)	(1,118)	(920)
Loss before income taxes	(13,155)	(15,163)	(27,064)	(27,700)
Benefit from income taxes	—	996	—	1,819
Net loss from continuing operations	(13,155)	(14,167)	(27,064)	(25,881)
Discontinued operations (Note 2):
Income from discontinued operations, before income taxes	11	3,974	65	6,566
Income tax expense	—	(996)	—	(1,819)
Income from discontinued operations	11	2,978	65	4,747
Net loss	$(13,144)	$(11,189)	$(26,999)	$(21,134)

Basic net loss per share:
Net loss from continuing operations	$(0.58)	$(0.67)	$(1.21)	$(1.23)
Net income from discontinued operations	$—	$0.14	$—	$0.22
Net loss	$(0.58)	$(0.53)	$(1.21)	$(1.01)
Weighted-average shares used to compute per share calculations	22,588,334	21,265,599	22,308,356	21,012,760

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on novel oncology and hematology therapeutics to meaningfully improve patients’ lives.  Aptevo has a commercial product, IXINITY® coagulation factor IX (recombinant), approved and marketed in the United States for the treatment of Hemophilia B, and a versatile core technology – the ADAPTIR™ modular protein technology platform capable of generating highly-differentiated bispecific antibodies with unique mechanisms of action to treat cancer or autoimmune diseases.  Aptevo has two ADAPTIR antibody candidates currently in clinical development and a broad pipeline of novel investigational-stage bispecific antibody candidates focused in immuno-oncology and autoimmune disease and inflammation. For more information, please visit www.aptevotherapeutics.com

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including, without limitation, statements regarding potential milestone payments, Aptevo’s outlook, financial performance or financial condition, Aptevo’s technology and related pipeline, collaboration and partnership opportunities, commercial portfolio, milestones, and any other statements containing the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “forecasts,” “estimates,” “will” and similar expressions are forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo’s business or prospects; challenges in sales and marketing efforts; adverse developments in research and development; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social and political conditions. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as filed on March 13, 2018 and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement.

Source:

Aptevo Therapeutics
Stacey Jurchison

Senior Director, Investor Relations and Corporate Communications

206-859-6628
JurchisonS@apvo.com